NEWS RELEASE

FOR FURTHER INFORMATION:

                        WEBSITE: www.bnccorp.com

                        GREGORY K. CLEVELAND
                        TELEPHONE: (602) 852-3526

                        TRACY SCOTT
TELEPHONE: (701) 250-3040

                        TIMOTHY J. FRANZ
                        TELEPHONE: (612) 305-2213

BNCCORP REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS;
COMPLETES SIGNIFICANT CAPITAL TRANSACTIONS
 TO FOCUS ON CORE BANKING AND WEALTH MANAGEMENT BUSINESS

Highlights for the Quarter Ended June 30, 2007

•	Sale of insurance segment assets for $37.25 million generated a $6.083 million pre-tax gain;
•	Extinguished $62.2 million of higher interest-bearing FHLB advances and incurred prepayment penalties of $1.535 million on a pre-tax basis;
•	Sales of $60.1 million of lower interest-earning securities resulted in pre-tax losses of $2.026 million to finance prepayment of FHLB advances;
•	Increased loans and leases held for investment by $90.0 million since December 31, 2006;
•	Provided $700 thousand for loan losses primarily related to loan growth;
•	Improved net interest margin from continuing operations to 3.66% compared to 3.13% for the quarter ended June 30, 2006;

BISMARCK, ND, July 30, 2007 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking and wealth management businesses in Arizona, Minnesota and North Dakota reported  results for the second quarter and six months ended June 30, 2007. After completing several significant transactions during the second quarter of 2007 that substantially reconfigures the Company to pursue growth in its banking and wealth management businesses, net losses from continuing operations were $(1.977) million, or $(0.56) per share on a diluted basis, for the second quarter of 2007 compared to net income from continuing operations of $645 thousand, or $0.18 per share on a diluted basis, for the quarter ended June 30, 2006. Net income, which combines results of continuing operations and discontinued operations, was $1.827 million, or $0.52 per share on a diluted basis, in the second quarter of 2007 compared to $1.095 million, or $0.31 per share on a diluted basis, in the second quarter of 2006. Net income for the first half of 2007 was $3.384 million, or $0.96 per share on a diluted basis, compared to $2.112 million in the first half of 2006, or $0.60 on a diluted basis.

In the second quarter of 2007, as previously reported, BNCC completed the sale of substantially all of the assets of its insurance segment resulting in a pre-tax gain of $6.083 million which is reported in discontinued operations. The resulting increase in regulatory capital permitted the Company to extinguish $62.2 million of high-cost (approximately 6.1%) FHLB advances and sell lower-yielding (approximately 4.1%) investments, incurring prepayment penalties and losses on sales aggregating $3.561 million on a pre-tax basis which are reported in continuing operations. The core banking segment used the proceeds from the sale of the insurance segment to fund organic growth and purchases of loans held for investment. The core banking segment also continued to improve its net interest margin.

Gregory K. Cleveland, BNCCORP President and Chief Executive Officer, stated, “The second quarter has been a transformational period for us. The sale of insurance agency assets demonstrates our ability to create and monetize financial businesses to enhance shareholder value. With the completion of the sale, we also shifted our business model to a greater emphasis on net interest income and have taken steps to improve our performance in this regard by increasing net interest margin and loans outstanding while decreasing higher cost borrowings.”

Second Quarter Continuing Operations

Net interest income for the second quarter of 2007 was $5.360 million, an increase of $460 thousand, or 9.4%, from $4.900 million in the same period of 2006. The net interest margin for the current period improved to 3.66 % from 3.13%. The increase in net interest margin was largely due to higher balances of loans held for investment and higher rates earned on these assets. Also contributing to the higher net interest margin were declines in high rate debt funded by declines in lower earning investments and Fed Funds sold.

The provision for credit losses was $700 thousand in the second quarter of 2007 compared with $0 in the second quarter of 2006. This increase was primarily related to higher balances in the portfolio of loans and leases held for investment. There are also certain lending relationships to businesses operating in industries currently facing challenges.

Non-interest income (loss) for the second quarter of 2007 included pre-tax losses on sales of securities aggregating $(2.026) million which resulted in an overall non-interest income (loss) of $(284) thousand. This compares to non-interest income of $1.486 million for the same period in 2006, which included pre-tax gains on sales of securities aggregating $238 thousand. Excluding the gains and losses on securities transactions, non-interest income in the second quarter of 2007 was $1.742 million compared to $1.248 million in 2006, an increase of $494 thousand, or 39.6%. This increase reflects higher revenues from bank charges and service fees, gains on sales of loans and wealth management. While the gains on sales of commercial real estate loans can be cyclical, these types of revenues have generally tended to be recurring while the gains and losses on securities transactions can vary significantly from period to period.

Non-interest expense for the second quarter of 2007, which included prepayment penalties on extinguishment of FHLB advances of $1.535 million on a pre-tax basis, was $7.739 million compared to $5.610 million in the same period of 2006. Excluding the prepayment penalties, non-interest expense was $6.204 million in the second quarter of 2007, an increase of $594 thousand, or 10.6% compared to the same period in 2006. This increase can primarily be attributed to bonus compensation rewarding successful efforts and normal salary adjustments.

Continuing operations had a tax benefit of $1.386 million in the second quarter of 2007 primarily due to benefits related to losses on sales of securities, prepayment penalties incurred and tax exempt securities owned by the banking segment. In the second quarter of 2006 the Company recorded a tax expense in continuing operations of $131 thousand because it reported pre-tax income in the period.

Overall, the net loss from continuing operations in the second quarter of 2007 was $(1.977) million, or $(0.56) per diluted share compared to net income of $645 thousand, or $0.18 per diluted share for the same period in 2006.

Continuing Operations for the Six Months ended June 30, 2007

Net interest income was $10.159 million, an increase of $563 thousand, or 5.9%, from $9.596 million in the same period of 2006, while the net interest margin for the current period improved to 3.44 % from 3.05%. The increase in net interest margin was largely due to higher balances of loans held for investment and higher rates earned on these assets. Also contributing to the higher net interest margin were declines in high rate debt funded by declines in lower earning investments and Fed Funds sold.

The provision for credit losses was $950 thousand in the first half of 2007 compared to $210 thousand in the first half of 2006. This increase was primarily related to higher balances in the portfolio of loans and leases held for investment. There are also certain lending relationships to businesses operating in industries currently facing challenges.

Non-interest income for the first half of 2007 was $1.413 million, which included pre-tax losses on sales of securities aggregating $(2.026) million. This compares to non-interest income of $2.266 million for the same period in 2006, which included pre-tax losses on sales of securities aggregating $(361) thousand. Excluding the gains and losses on securities transactions, non-interest income in 2007 was $3.439 million compared to $2.627 million in 2006, an increase of $812 thousand or 30.9%. This increase reflects higher revenues from wealth management, bank charges and service fees, and gains on sales of loans. While the gains on sales of commercial real estate loans can be cyclical, these types of revenues have generally tended to be recurring while the gains and losses on securities transactions can vary significantly from period to period.

Non-interest expense for the first half of 2007, which included prepayment penalties on extinguishment of FHLB advances of $1.535 million on a pre-tax basis, was $13.725 million compared to $11.156 million in the same period of 2006. Excluding the prepayment penalties, non-interest expense was $12.190 million in the first half of 2007, an increase of $1.034 million, or 9.3% compared to the same period in 2006. This increase can primarily be attributed to bonus compensation rewarding successful efforts and normal salary adjustments.

Continuing operations had a tax benefit of $1.386 million in the first half of 2007 primarily due to benefits related to losses on sales of securities, prepayment penalties incurred and tax exempt securities owned by the banking segment. In the first half of 2006 the Company recorded a tax benefit in continuing operations of $(160) thousand, primarily because of tax exempt securities owned by the banking segment.

Overall, the net loss from continuing operations in the first half of 2007 was $(1.716) million, or $(0.49) per diluted share compared to net income of $656 thousand, or $0.19 per diluted share for the same period in 2006.

Discontinued Operations for the Three and Six Month periods ended June 30

On June 1, 2007 the Company completed the sale of substantially all of the assets of the insurance agency segment. Management believes the benefits of the sale included, but were not limited to, the following:

•	monetize the value of a segment which the Company had nurtured;
•	strengthen the regulatory capital of the Company;
•	decrease the risk of impaired revenue due to a decline in contingency income, which currently faces an uncertain status in the insurance industry;
•	decrease exposure to the cyclicality of the insurance business; and
•	permit replacement of a significant portion of the income generated by the insurance agency.

Pre-tax income for the discontinued operations in the 2007 second quarter was $6.084 million; virtually all of the income was related to the gain on sale of the insurance assets. In the second quarter of 2006 pre-tax income for the discontinued operations was $779 thousand. The effective tax rate for the discontinued operations was 37.5% in the three months ended June 30, 2007 and 42.2% for the same period in 2006. The effective tax rate is higher in the discontinued operations because most of the tax beneficial items of the Company are attributable to the continuing operations.

Pre-tax income for the discontinued operations in the first half of 2007 was $8.154 million. Substantially all of the income was related to the gain on sale and contingency fees which together aggregated $7.442 million of revenue. In the first half of 2006 the pre-tax income of the discontinued operations was $2.504 million. Contingency fees represented a significant portion of the revenue in this period at $1.232 million. The effective tax rate for the discontinued operations was 37.5% in the six months ended June 30, 2007 and 41.9 % for the same period in 2006. The effective tax rate is higher in the discontinued operations because most of the tax beneficial items of the Company are attributable to the continuing operations.

Assets, Liabilities and Equity

Total assets in continuing operations were $623.8 million at June 30, 2007, declining from $659.6 million at December 31, 2006. The decrease was primarily related to the extinguishment of $62.2 million of FHLB advances costing approximately 6.1% financed by the sale of investment securities which were earning 4.1%. The balance of participating interests in mortgage loans also declined by $37.9 million since December 31, 2006. The balance of participating interests in mortgage loans at June 30, 2007 was $18.2 million compared to $56.1 million at December 31, 2006. These decreases have been partially offset by increases in loans and leases held for investment, which were $424.0 million as of June 30, 2007 compared to $333.9 million as of December 31, 2006.

Deposits as of June 30, 2007 were $503.4 million compared to $529.3 million as of December 31, 2006. Most of this decline has been managed by the Company through the offering of new off-balance sheet depository products. The balance of funds in the off-balance sheet accounts as of June 30, 2007 was $58.4 million compared to $0 as of December 31, 2006. The Company offered the new products in response to demand by certain large depositors for higher interest rates. Users of this product receive a higher return on funds and in return the Company receives a fee and retains the relationship.

Trust assets under administration increased to $334.9 million at June 30, 2007 from $282.8 million at December 31, 2006 and $265.7 million at June 30, 2006, reflecting the growth of the Company’s wealth management business.

Total common stockholders’ equity for BNCCORP was $60.1 million at June 30, 2007 compared to $55.6 million at December 31, 2006. The book value per common share was $16.75 as of June 30, 2007 compared to $15.44 at December 31, 2006. The tangible book value per common share was $16.62 at June 30, 2007 compared with $7.15 at December 31, 2006.

The Company’s tier 1 leverage ratio was 12.23% at June 30, 2007 compared with 7.12% at December 31, 2006. The tier 1 risk-based capital ratio was 14.99% at June 30, 2007 versus 9.49% at December 31, 2006. The total risk-based capital ratio was 16.23% at June 30, 2007 versus 10.89% at December 31, 2006. The ratios are improved due to earnings and the sale of the assets in the insurance segment.

Asset Quality

The provision for credit losses for the second quarter of 2007 was $700 thousand compared to $0 in second quarter of 2006. The provision for credit losses was $950 thousand and $210 thousand for the six month periods ended June 30, 2007 and 2006, respectively. This increase was primarily related to higher balances in the portfolio of loans and leases held for investment. There are also certain lending relationships to businesses operating in industries currently facing challenges.

The ratio of total nonperforming assets to total assets in continuing operations was 0.02% at June 30, 2007, compared with 0.02% at December 31, 2006 and 0.04% as of June 30, 2006. The ratio of the allowance for credit losses to total nonperforming assets as of June 30, 2007 was 4,265% at June 30, 2007, compared with 3,304% at December 31, 2006 and 1,298% as of June 30, 2006. The allowance for credit losses as a percentage of total loans at June 30, 2007 was 0.97%, compared with 0.86% at December 31, 2006, and 0.90% at June 30, 2006. The allowance for credit losses as a percentage of loans and leases held for investment at June 30, 2007 was 1.02%, compared with 1.01% at December 31, 2006, and 0.99% at June 30, 2006.

Outlook

Mr. Cleveland noted, “We made great strides this quarter in repositioning our business model and now have a strong platform on which to build for the future. We will now strive to build shareholder value by growing loans and deposits in our core bank and adding new relationships in the wealth management segment. Because we successfully executed the sale of the insurance agency we have significantly greater financial resources and we should be well situated to take advantage of opportunities the market place presents.”

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking and wealth management services to businesses and consumers in its local markets. The Company operates 20 locations in Arizona, Minnesota and North Dakota through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

 (Financial tables attached)
#  #  #

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share data)	2007	2006	2007	2006
SELECTED INCOME STATEMENT DATA	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	$11,133	$10,670	$22,009	$21,031
Interest expense	5,773	5,770	11,850	11,435
Net interest income	5,360	4,900	10,159	9,596
Provision for credit losses	700	--	950	210
Non-interest income (loss)	(284)	1,486	1,413	2,266
Non-interest expense	7,739	5,610	13,725	11,156
Income (loss) from continuing operations before income taxes	(3,363)	776	(3,103)	496
Income tax provision (benefit)	(1,386)	131	(1,387)	(160)
Income (loss) from continuing operations	(1,977)	645	(1,716)	656
Discontinued operations:
Income from discontinued insurance segment, (including a gain on sale of $6,083 for the three and six month periods in 2007)	6,084	779	8,154	2,504
Income tax provision	2,280	329	3,054	1,048
Income from discontinued operations	3,804	450	5,100	1,456
Net income	$1,827	$1,095	$3,384	$2,112

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share data)	2007	2006	2007	2006
BASIC EARNINGS PER SHARE

Income (loss) from continuing operations	$(0.56)	$0.18	$(0.49)	$0.19
Income from discontinued insurance segment, net of income taxes	1.08	0.13	1.45	0.42
Basic earnings per common share	$0.52	$0.31	$0.96	$0.61

DILUTED EARNINGS PER SHARE

Income (loss) from continuing operations	$(0.56)	$0.18	$(0.49)	$0.19
Income from discontinued insurance segment, net of income taxes	1.08	0.13	1.45	0.41
Diluted earnings per common share	$0.52	$0.31	$0.96	$0.60

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA*
Total assets	$623,751	$659,596	$668,469
Participating interests in mortgage loans	18,183	56,125	33,104
Loans and leases held for investment	423,975	333,934	340,462
Total loans	442,399	391,728	374,946
Allowance for credit losses	(4,308)	(3,370)	(3,387)
Investment securities available for sale	107,306	182,974	203,619
Goodwill	409	409	409
Other intangible assets, net	56	112	168
Total deposits	503,388	529,252	518,217
Other borrowings	29,468	95,787	121,225
*From continuing operations

OTHER SELECTED DATA
Off-balance sheet depository balances	$58,461	$0	$0
Unrealized losses in investment portfolio, pretax	$(1,069)	$(2,719)	$(5,758)
Trust assets under administration	$334,936	$282,788	$265,688
Total common stockholders’ equity	$60,084	$55,602	$51,951
Book value per common share	$16.75	$15.44	$14.69
Tangible book value per common share	$16.62	$7.15	$6.03
Effect of net unrealized losses on securities available for sale, net of tax, on book value per common share	$(0.18)	$(0.47)	$(1.01)
Full time equivalent employees	170	308	308
Common shares outstanding	3,587,567	3,600,467	3,536,562

CAPITAL RATIOS
Tier 1 leverage	12.23%	7.12%	6.39%
Tier 1 risk-based capital	14.99%	9.49%	8.92%
Total risk-based capital	16.23%	10.89%	10.45%

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES*
Total assets	$640,555	$684,166	$650,253	$690,385
Participating interests in mortgage loans	29,153	26,264	35,336	37,901
Loans and leases held for investment	388,012	339,065	369,735	332,246
Total loans	417,874	366,284	405,614	371,077
Earning assets	586,611	627,763	595,794	634,505
Deposits	515,613	528,406	522,327	533,192
Common stockholders’ equity	59,321	51,753	57,877	51,925
*From continuing operations
KEY RATIOS*
Return on average common stockholders’ equity	(13.37)%	5.00%	(5.98)%	2.55%
Return on average assets	(1.28)%	0.40%	(0.53)%	0.19%
Net interest margin	3.66%	3.13%	3.44%	3.05%
Efficiency ratio	152.47%	87.85%	118.61%	94.05%
*From continuing operations
KEY RATIOS
Return on average common stockholders’ equity	12.35%	8.48%	11.79%	8.20%
Return on average assets	1.14%	0.64%	1.05%	0.62%

 BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
ASSET QUALITY*
Loans 90 days or more delinquent and still accruing interest	$1	$2	$146
Nonaccrual loans	100	100	115
Total nonperforming loans	101	102	261
Total nonperforming assets	$101	$102	$261
Allowance for credit losses	$4,308	$3,370	$3,387
Ratio of total nonperforming loans to total loans	0.02%	0.03%	0.07%
Ratio of total nonperforming assets to total assets	0.02%	0.02%	0.04%
Ratio of allowance for credit losses to loans and leases held for investment	1.02%	1.01%	0.99%
Ratio of allowance for credit losses to total loans	0.97%	0.86%	0.90%
Ratio of allowance for credit losses to total nonperforming loans	4,265%	3,304%	1,298%
*From continuing operations

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Changes in Allowance for Credit Losses:*	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$3,615	$3,380	$3,370	$3,188
Provision charged to operations expense	700	--	950	210
Loans charged off	(8)	(1)	(14)	(32)
Loan recoveries	1	8	2	21
Balance, end of period	$4,308	$3,387	$4,308	$3,387

Ratio of net charge-offs to average total loans	(0.002)%	0.002%	(0.003)%	(0.003)%
Ratio of net charge-offs to average total loans, annualized	(0.007)%	0.008%	(0.006)%	(0.006)%
*From continuing operations

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands, except share data)	2007	2006	2007	2006
ANALYSIS OF NON-INTEREST INCOME*	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Gains on sales of loans	$688	$419	$1,051	$855
Bank charges and service fees	558	423	1,099	893
Wealth management services	346	275	802	608
Net gain (loss) on sales of securities	(2,026)	238	(2,026)	(361)
Other	150	131	487	271
Total non-interest income (loss)	$(284)	$1,486	$1,413	$2,266
*From continuing operations
ANALYSIS OF NON-INTEREST EXPENSE*
Salaries and employee benefits	$3,674	$2,945	$7,114	$5,994
Prepayment penalties on early extinguishment of FHLB advances	1,535	0	1,535	0
Occupancy	553	648	1,113	1,198
Depreciation and amortization	401	360	834	714
Professional services	291	305	477	645
Office supplies, telephone and postage	254	271	539	509
Data processing fees	250	241	544	464
Marketing and promotion	159	197	349	415
FDIC and other assessments	59	46	116	95
Amortization of intangible assets	28	28	56	56
Other	535	569	1,048	1,066
Total non-interest expense	$7,739	$5,610	$13,725	$11,156
*From continuing operations
WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,501,544	3,510,745	3,501,280	3,456,321
Incremental shares from assumed conversion of options and contingent shares	71,637	41,088	63,405	38,981
Adjusted weighted average shares (b)	3,573,181	3,551,833	3,564,685	3,495,302

(a) Denominator for Basic Earnings Per Common Share
(b) Denominator for Diluted Earnings Per Common Share